UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: January 29, 2016

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Resignation of a Director and an Officer; Appointment of an Officer and of a Director

Effective February 1, 2016, the Board of Directors of Axion Power International, Inc. (the “Company”) has appointed Stanley A. Hirschman as a director. Mr. Hirschman’s will serve as a director until the 2016 Annual Meeting of Shareholders at which time he shall be nominated for reelection for a three year term. Mr. Hirschman previously served on the Company’s Board from June 2006 to September 2010 as the Audit Committee chair.

Stan Hirschman has served as President and Director of Optex Systems Holdings, Inc., an optical sighting manufacturer, since March 2009 and its predecessor company, Optex Systems, Inc. from September 2008. In November 2015, Mr. Hirschman retired from the Optex Systems Holdings board of directors.  Charles Trego, the former Chief Financial Officer of the Company and a director, is also a director of Optex Systems Holdings, Inc. From 1997 to 2009, Mr. Hirschman was president of CPointe Associates, Inc., a specialty-consulting group, and provided consulting and governance services primarily to smaller public companies.

The Company has determined that Mr. Hirschman should serve as a director due to his background in Audit Committee matters, corporate governance and operations and as a management level employee of other public and private companies.

Mr. Hirschman will receive an initial grant of stock options and shall be paid Board fees pursuant to stated Company guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 3, 2016

Axion Power International, Inc.

By:	/s/ Richard H. Bogan
Richard H. Bogan
Chief Executive Officer